CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2026 relating to the consolidated financial statements of Better Home & Finance Holding Company (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
New York, New York
June 18, 2026